Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES REPORTS SECOND QUARTER 2009 RESULTS

POWHATAN, VA., August 11, 2009 / PR Newswire / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) announced a significant improvement in second quarter 2009 core earnings when compared to the preceding quarter core earnings. Core earnings are net income after adjustment for the after tax effect of several significant income and expense items, specifically: securities gains and losses, non-cash other than temporary impairment write-downs, and the FDIC special assessment. The company’s second quarter 2009 core after tax earnings were $395,060 as compared to the first quarter 2009 core earnings of $248,732 and the prior year second quarter’s core after tax earnings of $872,752 In the second quarter 2009 there were securities gains totaling $531,946, a non-cash OTTI write-down of two securities totaling $1,050,000, and a special FDIC assessment applicable to all banks of $225,000. The net after tax effect of these three items resulted in reporting a net loss of $95,356 for the second quarter 2009 compared to net income of $909,577 in the second quarter of 2008. The net loss attributable to common shareholders after accounting for accrued dividends on preferred stock of $142,313 and accretion of discount on preferred stock of $18,274 that together totaled $160,587 was a loss of $255,943. On both a basic and fully diluted basis, the loss per common share for the second quarter 2009 was $0.10, a decline of $0.45 or 128.6 percent versus $0.35 per share in the second quarter of the prior year. For second quarter 2009, the return on average assets was -0.08 percent versus the prior year’s 0.72 percent. The return on average shareholders’ equity was -1.33 percent compared to 10.14 percent in last year’s second quarter. At quarter end, total shareholders’ equity stood at $30.5 million, versus $33.2 million in the prior year. Accordingly, the book value of a share of common stock was $11.70 compared to $12.88 in second quarter 2008.

R. Larry Lyons, President and CEO of Central Virginia Bankshares, Inc., commented: “Despite having to report a loss, there were several positive factors in the second quarter. Compared to the first quarter 2009, our core earnings show solid improvement; our non-performing assets decreased by $3.5 million or 18.5 percent; our net interest income and margin have both increased... If we could disregard the after tax effect of the three significant items, securities gains, OTTI, and the FDIC assessment the Company would have had second quarter, net income of approximately $395,060, and net income available to common shareholders of $234,523.”

On a linked quarter basis, as previously stated, after tax core earnings improved to $395,060 as compared to the first quarter’s core after tax earnings of $248,372. In addition, second quarter core earnings include a loan loss provision of $550,000, an increase of $175,000 over the $375,000 provision in the first quarter 2009. The book value of a share of common stock improved by $1.25 or 12 percent to $11.70 from the first quarter’s $10.45. Net interest income, on a fully tax equivalent basis, in the second quarter was $3.47 million versus $3.11 million in the first quarter. The net interest margin also improved to 2.93 percent compared to 2.62 percent in the first quarter. Non-interest income was $1,394,056 which included securities gains of $531,946 compared to $948,212 which included securities gains of $171,749 in the first quarter.

In the second quarter 2009, the fully tax equivalent net interest income was $3.47 million, a decrease of $468,672 or 11.9 percent compared to $3.94 million in the second quarter of 2008. The tax equivalent net interest margin was 2.93 percent for the quarter compared to 3.29 percent in second quarter 2008. The average earning assets in the quarter were $474.1 million compared to $478.3 million in second quarter of 2008. The net interest margin compression, evident over the past several reporting periods, may be showing signs of abating. The improvement in this measure is largely the result of restructuring of our balance sheet; specifically the growth in deposits coupled with reductions in borrowings as well as sales of investment securities, and the continuing favorable interest rate environment. These tactics were undertaken largely as efforts to replace the absence of $18.8 million in earning assets resulting from the write-off of our FNMA and FHLMC preferred stock investments in the third and fourth quarters of 2008. Given the present low rate environment the Company continues to utilize short term funding rather than reliance on more expensive retail CD deposits to fund a portion of its earning assets.

Non-interest income increased significantly ending the quarter at $1,394,056 an increase of $530,737 or 61.5 percent from the prior year’s second quarter total of $863,319. This improvement is attributable to an increase of $476,151 in net securities gains resulting from calls of securities originally purchased at discounts as well as sales to reduce total risk weighted assets and pay down borrowed funds; $61,898 increase in fees on secondary market mortgage loan sales as a result of increased volume of refinances as well as individual home purchase loans; and earnings on bank owned life insurance increased by $9,923. Offsetting these increases was a $20,960 decline in commissions from sales of non-deposit investment products, and a $3,536 decrease in bank card fees.

Non-performing assets at the end of the second quarter 2009 increased to $15.3 million compared to $6.0 million at the end of the second quarter of the prior year, but declined by $3.5 million or 18.5 percent from $18.8 million in the immediately preceding first quarter. The increase from the prior year was primarily a result of the depressed real estate market and the overall economic recession. These conditions caused higher levels of ninety day past due loans, an increase in other real estate owned due to foreclosures and more non-accrual loans. The growth in non-performing assets continues to be a concern, however as a majority of the past due loans are secured, this should reduce the ultimate impact of any losses should they occur. During the second quarter 2009, $550,000 was added to the allowance for loan losses in response to impairment analysis of non-performing loans and the general state of the local economy; in contrast to the second quarter 2008, when $300,000 was added to the loan loss reserve. We believe that at its current level of $4,005,228 or 1.34 percent of total loans the reserve should be adequate to absorb future losses. The reserve was $3,871,625 or 1.30 percent of total loans at the end of the immediately preceding first quarter. Given the uncertainties surrounding the health of our local economy the extent and timing of what may be the beginning of a recovery of the real estate markets, we fully anticipate continuing additions to the reserve at the same or greater levels in future quarters to offset net charge-offs during the quarter and maintaining or increasing the ratio beyond 1.34 percent of total loans. The reserve for loan losses now represents 26.2 percent of quarter-end non-performing assets, compared to 56.1 percent in the second quarter of the prior year. At the end of the second quarter, the Company’s fair value impairment analysis in accordance with EITF 99-20 determined there was “Other than Temporary Impairment” of two collateralized debt obligation securities which have pools of bank trust preferred securities as collateral. Accordingly the Company recognized $1,050,000 in non-cash Other than Temporary Impairment (OTTI) charges thereby permanently reducing the carrying value of these securities.

Average earning assets in the second quarter were $474.1 million, a decrease of $4.2 million or 0.9 percent compared to $478.3 million in the comparable quarter last year. Average loan balances were $298.6 million, an increase of $16.2 million or 5.7 percent from the prior year’s second quarter average balances of $282.4 million. The bank's investment securities portfolio averaged $166.8 million, a decrease of $28.5 million or 14.6 percent from $195.3 million in second quarter 2008, while overnight funds sold averaged $6.9 million a substantial increase from $44.0 thousand average in second quarter of the prior year. Total deposits averaged $373.4 million, an increase of $6.2 million or 1.7 percent compared to $367.2 million in the second quarter 2008. Total borrowings, consisting of overnight advances and term borrowings from the Federal Home Loan Bank, overnight fed funds purchased, wholesale and retail repurchase agreements, and long-term capital trust preferred, averaged $95.0 million a decrease of $2.3 million or 2.4 percent from the prior year’s second quarter average of $97.3 million. Total assets averaged $499.7 million, a reduction of $3.8 million or 0.8 percent from $503.5 million in the prior year.

Non-interest expense for the second quarter 2009 totaled $4.33 million an increase of 37.1 percent or $1.17 million when compared to $3.16 million last year. The increase can be attributed principally to the $1.05 million OTTI charge and the $225,000 special FDIC assessment. Salaries and benefits totaled $1.66 million in the second quarter, a decrease of $120,222 or 6.8 percent from $1.78 million last year. Most of the other non-interest expense categories were lower; such as equipment depreciation, down $28,882; equipment repairs and maintenance, down $40,146; advertising and public relations, down $17,716; taxes and licenses, down $13,425; consulting fees, down $23,697; and office supplies down by $14,649. Increases were in FDIC Insurance premiums, up by $230,262; securities OTTI write-down was up by $1,050,000; data processing expense was up $86,800; other operating expenses were up $41,745; and legal and professional fees were up by $15,567. Our efforts to reduce or control growth in all non-interest expense categories has been successful and continues to benefit the Company. The efficiency ratio for the second quarter increased to 89.1 percent from 65.8 percent in the prior year, however excluding the securities gains, the OTTI write-down, and the special FDIC assessment, the ratio would have been 70.6 percent, a much more reasonable level. Since we have reduced the decline in net interest income, increased our non-interest income, and reduced most of our non-interest expenses we expect to this ratio to improve as it declines in future quarters.

Mr. Lyons, commented: “...when you consider what our Company has endured in light of our weak economic environment, I am encouraged by 2009’s second quarter core earnings. Were it not for the FDIC special assessment we would have had a profitable quarter. Arguably, our profitability is not where we need it to be, however, I believe we are on the right course. The reduction in our non-performing assets of 18.5 percent is evidence of successful efforts in working with our borrowers. While I hope this improvement continues, there are uncertainties and factors, many of which are beyond our control, that will impact our future performance. In particular, the impact of the continuing real estate market slow-down coupled with the general economic weakness which has had a negative impact on the ability of some borrowers to repay their loans; and the additional impairment of certain CDO securities in the bank’s investment portfolio. Nevertheless, other positive factors in the second quarter were the increase over the previous quarter in net interest income, improvement in the net interest margin, higher non-interest income, and excepting the FDIC Assessment and the OTTI expense items non-interest expense was lower. Deposit growth has remained surprisingly strong and combined with the reduction in our borrowings has already had a positive impact which should continue in future periods.” Lyons added “...having managed through the most trying times in our 36 year history, and given the prospect of continued economic weakness preceding any recovery, Central Virginia Bankshares, Inc. remains committed to prudent market expansion, emphasizing deposit growth and products, and serving our communities with commercial and personal loans and financial products. The eventual outcome being improved shareholder value”

Readers are cautioned that this press release may contain forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 36 year old $500 million community bank with its headquarters and main office in Powhatan County, and six additional branch offices; two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County.

SOURCE:	Central Virginia Bankshares, Inc.

CONTACT: Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, (804) 403-2002

Selected Financial Data Follows for Central Virginia Bankshares, Inc.:

Central Virginia Bankshares, Inc.	Second Quarter (Unaudited)		Year to Date
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Net Income (Loss)	(95,356)	909,577	165,780	1,805,082
Net Income Available to Common Shareholders	(255,943)	N/A	(103,447)	N/A
Interest & Fees on Loans	4,520,693	4,870,407	8,863,498	9,970,420
Interest on Investments	2,034,628	2,716,913	4,151,874	5,399,613
Interest on Funds Sold	2,840	225	9,200	1,604
Interest on Deposits	2,575,125	3,029,924	5,273,059	6,192,932
Interest on Borrowings	608,599	802,752	1,357,681	1,669,350
Interest Expense	3,183,724	3,832,676	6,630,740	7,862,282
Net Interest Income	3,374,438	3,754,869	6,393,832	7,509,355
Net Interest Income (FTE)	3,467,541	3,936,213	6,576,865	7,873,332
Non Interest Income	1,394,056	863,319	2,342,268	1,795,457
Loan Loss Provision	550,000	300,000	925,000	580,000
Non Interest Expense	4,330,557	3,157,573	7,563,643	6,444,923
Period End Balances:
Investment Securities	136,631,020	176,939,343
Fed Funds Sold	6,290,000	0
Loans (net of Unearned Discount)	298,927,976	289,366,012
Loan Loss Reserve	(4,005,228)	(3,355,525)
Non Interest Bearing Deposits	39,127,191	42,331,734
Total Deposits	377,675,412	366,201,440
Borrowings	81,308,139	104,892,556
Assets	492,992,055	507,342,955
Period End Shareholders Equity	30,524,970	33,227,180
Average Balances:
Average Assets	499,730,644	503,523,651	504,570,627	495,827,504
Average Earning Assets	474,054,427	478,311,363	474,691,403	469,516,058
Investment Securities	166,818,278	195,297,442	167,070,266	192,070,620
Federal Funds Sold	6,880,648	44,121	9,747,254	115,912
Loans Held for Sale	1,784,952	530,174	1,343,366	1,017,715
Loans (net of Unearned )	298,570,548	282,439,626	296,530,517	276,311,811
Non Interest Bearing Deposits	37,226,889	40,411,135	40,345,955	40,614,716
Total Deposits	373,435,141	367,214,814	371,930,249	364,551,947
FHLB Overnight Advances	11,725,275	14,177,758	13,104,972	10,395,747
FHLB Term Borrowings	41,923,077	45,000,000	43,453,039	45,000,000
Fed Funds Purchased & REPO	36,157,070	33,012,363	36,974,015	30,839,414
Long term debt, Capital Trust Preferred	5,155,000	5,155,000	5,155,000	5,155,000
Average Shareholders’ Equity	28,654,233	35,871,327	27,629,316	36,843,552
Average Shares Outstanding – Basic	2,603,188	2,577,477	2,600,246	2,573,958
Average Shares Outstanding - Fully Diluted	2,603,188	2,605,260	2,600,246	2,600,733
Asset Quality:
Charged Off Loans	420,769	82,215	741,294	173,992
Recoveries	4,342	18,261	25,064	37,434
Period End: Non -Accrual Loans	7,554,410	5,007,077
Loans Past Due 90 Days or More	3,832,043	327,673
Other Non Performing Assets	0
Other Real Estate	3,928,299	647,867
Total Non Performing Assets	15,314,752	5,982,617
Per Share Data & Ratios:
Net Income (loss) Per Share - Basic	$(0.10)	$0.35	$(0.04)	$0.70
Net Income (loss) Per Share - Diluted	$(0.10)	$0.35	$(0.04)	$0.69
Period End Book Value Per Share	$11.70	$12.88	$11.70	$12.88
Return on Average Assets	-0.08%	0.72%	0.07%	0.73%
Return on Average Equity	-1.33%	10.14%	1.20%	9.80%
Efficiency Ratio	89.08%	65.79%	84.80%	67.74%
Average Loans to Average Deposits	79.95%	76.91%	79.73%	75.79%
Reserve for Loan Losses / Loans EOP	1.34%	1.16%
Net Interest Margin (FTE)	2.93%	3.29%	2.77%	3.35%

SOURCE:	Central Virginia Bankshares, Inc.

CONTACT: Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, (804) 403-2002